                                            EXHIBIT 99
FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 23, 2006

HURCO REPORTS RECORD ORDERS IN FIRST QUARTER 2006 RESULTS

INDIANAPOLIS, INDIANA, — February 23, 2006, Hurco Companies, Inc. (NASDAQ: HURC) today reported net income of $3,033,000 or $.48 per share, for its first fiscal quarter, which ended January 31, 2006, compared to $3,030,000 or $.48 per share, for the corresponding period in 2005.

The Company noted that its provision for income taxes increased by approximately $1,250,000 during the first quarter of fiscal 2006, due primarily to the Company’s utilization of substantially all of its domestic net operating loss carryforwards during the fourth quarter of fiscal 2005. Income before taxes for the latest quarter was $4,651,000, an increase of 37% over the $3,399,000 reported in the same period one year ago.

Sales and service fees for the first quarter of fiscal 2006 were $31,894,000, an increase of 5% from the amount for the prior year period. Due to the effects of a stronger U.S. Dollar when translating foreign sales for financial reporting purposes, sales and service fees for the first quarter of fiscal 2006 were approximately $1,800,000 less than would have been the case if foreign sales had been translated at the same rate of exchange that was utilized for the first quarter of 2005. Unit shipments increased by 19% on a quarter-to-quarter basis, with the largest increase occurring in North America.

New orders booked during the first quarter of fiscal 2006 totaled $37,790,000, a new record and an increase of $10,906,000, or 41%, over the amount recorded in the first quarter of fiscal 2005, notwithstanding the adverse effects of currency translation. Orders were strong worldwide and unit orders increased 59%, 44% and 86% in North America, Europe and Asia, respectively.

Gross margin for the first quarter of fiscal 2006 was 34% compared to 32% for the prior year period. Selling, general and administrative expenses were $6,296,000, a slight increase from the $6,187,000 reported in the prior year period.

Operating income for the first quarter was $4,631,000, or 15% of sales and service fees, compared to $3,553,000, or 12% of sales and service fees in the 2005 period.

Michael Doar, Chief Executive Officer, stated, “We are pleased with the first quarter increase in operating income and the record order intake. We are continuing to increase production at our wholly-owned manufacturing facility in Taiwan to meet the increase in our order rate.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan. Products are sold through independent agents and distributors in the United States, Europe and Asia. The Company also has direct sales forces in the United Kingdom, Germany, France, Italy, and Asia.
Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended January 31,
	2006	2005
	(unaudited)
Sales and service fees	$ 31,894	$ 30,246

Cost of sales and service	20,967	20,506
Gross profit	10,927	9,740

Selling, general and administrative expenses	6,296	6,187
Operating income	4,631	3,553

Interest expense	84	83

Other (income) expense, net	(103)	71

Income before taxes	4,651	3,399

Provision for income taxes	1,618	369

Net income	$ 3,033	$ 3,030

Earnings per common share
Basic	$ 0.49	$ 0.50
Diluted	$ 0.48	$ 0.48

Weighted average common shares outstanding
Basic	6,242	6,071
Diluted	6,328	6,270

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended January 31,
Operating Data:	2006	2005
	(unaudited)
Gross margin	34.3%	32.2%

SG&A expense as a percentage of sales	19.7%	20.5%

Operating income as a percentage of sales	14.5%	11.7%

Pre-tax income as a percentage of sales	14.6%	11.2%

Effective tax rate	34.8%	10.9%

Depreciation	365	317

Capital expenditures	492	623

Balance Sheet Data:	1/31/2006	10/31/2005

Working capital	$ 48,241	$ 43,183

Days sales outstanding	47	41

Inventory turns	2.8	2.6

Capitalization
Total Debt	$ 4,106	$ 4,136
Shareholders' Equity	64,151	58,944
Total	$ 68,257	$ 63,080

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	January 31,	October 31,
	2006	2005
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$ 21,562	$ 17,559
Accounts receivable	18,686	20,100
Inventories	31,375	29,530
Deferred tax assets, net	2,686	3,043
Other	4,041	3,586
Total current assets	78,350	73,818

Property and equipment:
Land	761	761
Building	7,205	7,205
Machinery and equipment	13,286	13,170
Leasehold improvements	1,140	1,102
	22,392	22,238
Less accumulated depreciation and amortization	(13,499)	(13,187)
	8,893	9,051

Non-current assets:
Deferred tax assets, net	1,307	1,346
Software development costs, less amortization	4,093	3,752
Investments and other assets	6,215	6,147
	$ 98,858	$ 94,114

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
Accounts payable	$ 19,734	$ 17,051
Accrued expenses	10,375	13,584
Current portion of long-term debt	128	126
Total current liabilities	30,237	30,761

Non-current liabilities:
Long-term debt	3,978	4,010
Defered credits and other obligations	492	399
Total liabilities	34,707	35,170

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 6,341,020 and
6,220,220 shares issued, respectively	634	622
Additional paid-in capital	49,723	48,701
Retained earnings	16,034	13,001
Accumulated other comprehensive income	(2,240)	(3,380)
Total shareholders' equity	64,151	58,944
	$ 98,858	$ 94,114